October 30, 2006

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

RE: Marshall Funds, Inc.

Ladies and Gentlemen:

We represent Marshall Funds, Inc. (the “Company”) in connection with its filing of Post-Effective Amendment No. 47 (the “Post-Effective Amendment”) to the Company’s Registration Statement (Registration Nos. 33-48907; 811-58433) on Form N-1A under the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940. The Post-Effective Amendment is being filed pursuant to Rule 485(b) under the Securities Act.

We have reviewed the Post-Effective Amendment and, in accordance with Rule 485(b)(4) under the Securities Act, we hereby represent that the Post-Effective Amendment does not contain disclosures which would render it ineligible to become effective pursuant to Rule 485(b).

Very truly yours,

GODFREY & KAHN, S.C.

/s/ Jasna B. Dolgov

Jasna B. Dolgov